Exhibit 99.1

January 29, 2014

Liberty Media Corporation Announces Fourth Quarter Earnings Release and Conference Call
ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (Nasdaq: LMCA, LMCB) will release its fourth quarter earnings on Friday, February 28th, at 11:30 a.m. (ET). Greg Maffei, Liberty Media Corporation's President and CEO, will host the call. During the call, Mr. Maffei will discuss the company's financial performance and outlook and may discuss the proposed acquisition of the shares of Sirius XM Holdings Inc. not currently owned by the company and its subsidiaries, as well as the proposed issuance of new Series C common stock.
Please call Premiere Conferencing at (877) 419-6603 or (719) 325-4920 at least 10 minutes prior to the call. Callers will need to be on a touch-tone telephone to ask questions. The conference administrator will provide instructions on how to use the polling feature.
Replays of the conference call can be accessed through 1:30 a.m. (ET) on March 7th, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 9862550.
In addition, the fourth quarter earnings conference call will be broadcast live via the Internet. All interested participants should visit the Liberty Media Corporation website at http://www.libertymedia.com/events to register for the web cast. Links to the press release and replays of the call will also be available on the Liberty Media website. The conference call and related materials will be archived on the website for one year.

Additional Information
Nothing in the foregoing communications shall constitute a solicitation to buy or an offer to sell Liberty’s Series C common shares or Liberty’s existing common stock. The offer and sale of Series C common shares in the proposed transaction will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because they will contain important information about the issuance of shares in the proposed transaction. Copies of Liberty’s SEC filings are available free of charge at the SEC's website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations, (720) 875-5420.

Participants in a Solicitation
The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the Series C common shares in the proposed transaction. Information regarding the directors and executive officers of Liberty and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.

About Liberty Media Corporation

Liberty Media Corporation owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries SiriusXM, Atlanta National League Baseball Club, Inc. and TruePosition, Inc., its interests in Charter Communications, Live Nation Entertainment and Barnes & Noble, and minority equity investments in Time Warner Inc., Time Warner Cable, and Viacom.

Liberty Media Corporation
Courtnee Ulrich, 720-875-5420

Source: Liberty Media Corporation